Exhibit 99.1

          Identix Reports Fiscal 2004 Third Quarter Results;
           Affirms Fiscal 2004 Fourth Quarter Expectations

    MINNETONKA, Minn.--(BUSINESS WIRE)--April 29, 2004--Identix Incorporated (Nasdaq:IDNX) today reported financial results for its fiscal 2004 third quarter and first nine months ended March 31, 2004. Fiscal 2004 third quarter revenue was $14.5 million, up approximately 19 percent from fiscal 2003 third quarter revenue of $12.2 million. These results were in-line with the Company's previously provided expectations, despite the fact that Identix was unable to ship any biometric systems under the previously awarded Blanket Purchase Agreement from the Department of Homeland Security (DHS) due to a protest by a third party competitor.
    During the 2004 third quarter, the Company divested its Identix Public Sector (IPS) business. Accordingly, the results of operations of IPS are presented as discontinued operations in the Company's statement of operations for all periods presented. IPS revenue for the 2004 fiscal third quarter prior to divestiture in February 2004 was $3.3 million.
    Fiscal 2004 third quarter net loss in accordance with generally accepted accounting principles (GAAP) was $3.5 million, or $(0.04) loss per share, compared to a net loss in accordance with GAAP of $6.5 million, or $(0.08) loss per share in the year-earlier quarter. Identix' fiscal 2004 third quarter net loss includes the following items: 1) Gain of $4.9 million, or $0.06 gain per share, from discontinued operations on the sale of IPS; 2) Special charges totaling approximately $2.1 million, or $0.02 per share, consisting of approximately $500,000 related to the fulfillment of former Chairman Bob McCashin's contract, approximately $750,000 in expense related to the acquisition of Identix Identification Services from Sylvan Learning Systems, approximately $250,000 in severance expense related to the reduction in force in February 2004, and a charge of approximately $600,000 related to additional sublease recovery reserves; and 3) Continuing operations for the 2004 third quarter also includes an inventory provision of an additional $2.3 million, or $0.03 per share, above what the Company expected due to an assessment of the parts volume required in the maintenance support of its legacy live scan systems.
    Identix said that it is affirming its financial expectations for its fiscal 2004 fourth quarter ending June 30, 2004, of revenue between $16.5 and $19.5 million and a loss per share of $0.03 - $0.05. The Company said that it expects to see continued solid revenue growth across all lines of business in its fiscal 2005 year.
    Identix President and CEO Dr. Joseph J. Atick commented, "We believe Identix is stronger today than ever before in its 20+ year history. Today's results, as well as our expectations for solid revenue growth in the current quarter and in our fiscal 2005 year, reflect Identix' hard work and our commitment to maintain our status as the world's leading multi-biometric company. Identix is a pure biometric company with a wider breadth of multi-biometric technology and intellectual property than any other company in the biometrics space. Our product and solutions offerings continue to lead the industry in innovation, performance and best overall customer value; we are more efficient and better focused solely on the biometrics marketplace; our cash and equivalents position grew nicely since December 31, 2003, by more than $6 million to $45.4 million; and the markets both domestically and internationally are committed to adopting biometrics."

    Key Strategic Initiatives During Identix' Fiscal 2004 Third
Quarter

    -- Former Computer Sciences Corporation Federal Sector President Milton E. Cooper takes the reins as Chairman of the Board of Directors.

    -- Identix divests IPS project management services subsidiary, with expected total net inflows of cash, after deal expenses, of more than $10 million related to this transaction and the improved collections of IPS prior to divestiture.

    -- Identix acquires 100% of leading electronic fingerprint services business Sylvan/Identix Fingerprinting Services, now renamed Identix Identification Services.

    -- Identix strengthens and broadens its multi-biometrics portfolio and its industry leadership with the acquisition of a new and innovative skin biometric technology, which can be used on its own as a biometric identifier, or can be incorporated with traditional facial or fingerprint biometric templates to deliver what the Company believes are unparalleled levels of accuracy and robustness for existing face and finger recognition applications.

    -- Identix reduces annual operational expense by more than $3.5 million by capitalizing on efficiencies and streamlining operations with a reduction in force of more than 30 full time equivalent job positions, or approximately six percent of its total workforce.

    "The strength, leadership and technological performance Identix has established over the years is reflected by the fact that our finger and face biometric offerings are setting Identix apart from its competitors as a preferred provider of biometric solutions to key industry leaders and decision makers. "For the second time in the past seven months," Atick continued, "the Department of Homeland Security singled out Identix fingerprint technology as the 'best overall value' to the U.S. Government. Identix was also 'rated outstanding for the demonstrated technical capability factor for both (fingerprint booking station and desktop) systems' by DHS. Although this blanket purchase award has again been protested, based on all the available information, we continue to believe we will once again prevail.
    "Our facial biometric search engine Automated Biometric Identification System (ABIS(TM)) continues to gain traction in new markets," Atick said, "being adopted for the first time to provide face recognition search capabilities against Pennsylvania's statewide mugshot and booking database. Additionally, we continue to secure contracts with leading systems integrators and end-users such as Unisys Corporation and the Department of Defense (DoD). We are improving on our industry-leading facial recognition technology and expect to introduce our latest offering, which will incorporate skin biometrics surface texture analysis, in the near future.
    "Identix is also capitalizing on the fact that to our knowledge we are the only company that is providing leading multiple core biometrics technologies," Atick continued. "Just this week, the United Kingdom began its biometric passport pilot program, which is employing Identix' fingerprint and facial recognition technology. We believe the value of having an experienced, single provider of core biometrics technologies will continue to become apparent to early adopters throughout the world."
    Atick concluded, "The hard work, patience and execution Identix has demonstrated over the past several years has manifested itself in the creation of the world's leading multi-biometric company; a Company that is well prepared to take advantage of what we believe are multiple large market opportunities."
    Revenue from continuing operations for the first nine months of fiscal 2004 was $39.0 million with a net loss in accordance with GAAP of $13.7 million, or ($0.16) loss per share. This compares to fiscal 2003 nine-month revenue of $39.0 million, with a net loss in accordance with GAAP of $28.3 million, or ($0.33) loss per share.
    As of March 31, 2004, the Company's balance sheet reflected a current ratio of 3.1:1, working capital of $44.6 million, cash and investments of $45.4 million, long-term liabilities of $6.7 million, consisting primarily of leasehold facility obligations, and shareholders' equity of $203.7 million.

    Identix will host a webcast today at 9:00 am EST to discuss its results for its fiscal 2004 third quarter ending March 31, 2004. The webcast will be broadcast live and may be accessed at the Identix website at http://www.shareholder.com/identix/medialist.cfm. To listen to the live webcast, please visit the Identix Investor Relations web site and click on the conference call button at least fifteen minutes prior to the start of the call to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay will be available at the same location shortly after the call. For those without Internet access, you may call (800) 642-1687, code # 6791160, beginning two hours after completion of the call. The telephonic replay will be available until midnight May 4, 2004.

    About Identix Incorporated

    Identix Incorporated (Nasdaq:IDNX) is the world's leading multi-biometric technology company. Identix provides fingerprint, facial and skin biometric technologies, as well as systems, and critical system components that empower the identification of individuals in large-scale ID and ID management programs. The Company's offerings include live scan systems and services for biometric data capture, mobile systems for on-the-spot ID, and backend standards-based modules and software components for biometric matching and data mining. Identix products are used to conduct background checks, speed travel and commerce via secure identification documents, prevent identity fraud in large-scale government and civil ID programs, and control access to secure areas and networks. With a global network of partners, such as leading system integrators, defense prime contractors and OEMs, Identix serves a broad range of markets including government, law enforcement, gaming, finance, travel, transportation, corporate enterprise and healthcare.
    More information on Identix can be accessed via the Company web site at http://www.identix.com.

    Statements in this release that relate to future plans, events or performance are forward-looking statements reflecting management's current expectations, assumptions and estimates of future performance and economic conditions. All forward-looking statements are made in reliance on the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. Identix cautions investors that forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those expressed or implied in such statements. Risks and uncertainties include, without limitation, those related to: the ability of the Company to prevail in the DHS BPA protest and achieve or exceed targeted proceed levels from the DHS BPA; the availability of funding from government and commercial customers; the development of the marketplace for biometrics solutions; the ability of the Company to successfully compete for and be awarded certain major domestic and/or international government contracts that are or will be the subject of targeted RFP's and RFQ's; the ability of Identix to complete product development on a successful and timely basis; increasing levels of competition; and other risks identified in the Company's SEC filings. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.


                         IDENTIX INCORPORATED
            CONDENSED CONSOLIDATED UNAUDITED BALANCE SHEETS

                                            March 31,     June 30,
                                              2004          2003
                                          ------------- -------------

                                ASSETS
Current assets:
   Cash and cash equivalents               $35,926,000   $34,712,000
   Marketable securities - short term        9,457,000     8,991,000
   Accounts receivable, net                 11,490,000    21,434,000
   Inventories                               8,208,000     9,920,000
   Prepaid expenses and other current
    assets                                     934,000     1,677,000
                                          ------------- -------------
       Total current assets                 66,015,000    76,734,000
                                          ------------- -------------
Property and equipment, net                  2,687,000     4,157,000
Marketable securities - long term                    -       505,000
Goodwill, net                              141,256,000   140,945,000
Acquired intangible assets, net             19,863,000    19,854,000
Other assets                                 1,904,000     3,075,000
                                          ------------- -------------
               Total assets               $231,725,000  $245,270,000
                                          ============= =============

                 LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                         $4,721,000    $8,025,000
   Accrued compensation                      3,995,000     3,593,000
   Other accrued liabilities                 4,337,000     4,522,000
   Deferred revenue                          8,339,000     7,197,000
                                          ------------- -------------
       Total current liabilities            21,392,000    23,337,000
                                          ------------- -------------
   Deferred revenue                             45,000       419,000
   Long-term liabilities                     6,620,000    10,250,000
                                          ------------- -------------
       Total liabilities                    28,057,000    34,006,000
                                          ------------- -------------

Stockholders' equity:
   Convertible preferred stock                       -     3,702,000
   Common stock                                875,000       859,000
   Additional paid-in capital              545,437,000   536,173,000
   Deferred compensation                      (100,000)     (663,000)
   Accumulated deficit                    (342,399,000) (328,651,000)
   Accumulated other comprehensive loss       (145,000)     (156,000)
                                          ------------- -------------
       Total stockholders' equity          203,668,000   211,264,000
                                          ------------- -------------
               Total liabilities and
                stockholders' equity      $231,725,000  $245,270,000
                                          ============= =============


                         IDENTIX INCORPORATED
       CONDENSED CONSOLIDATED UNAUDITED STATEMENTS OF OPERATIONS

                    Three Months Ended         Nine Months Ended
                         March 31,                  March 31,
                     2004         2003         2004          2003
                 ------------ ------------ ------------- -------------

Revenues:
  Product
   revenues      $14,491,000  $12,239,000   $39,014,000   $39,005,000

Costs and
 expenses:
   Costs of
    product
    revenues(a)   11,514,000    7,354,000    26,912,000    26,272,000
   Research,
    development
    and
    engineering    2,184,000    2,613,000     7,207,000     8,407,000
   Marketing and
    selling        2,746,000    3,032,000     8,238,000     9,570,000
   General and
    admini-
    strative       3,021,000    3,595,000     9,322,000     9,147,000
   Amortization
    of acquired
    intangible
    assets         1,419,000    1,087,000     4,176,000     4,006,000
   Special
    charges        2,115,000      977,000     2,115,000     5,698,000
   Stock option
    deferred
    compensation     145,000      425,000       558,000     1,395,000
                 ------------ ------------ ------------- -------------
        Total
         costs
         and
         expenses 23,144,000   19,083,000    58,528,000    64,495,000
                 ------------ ------------ ------------- -------------
Loss from
 operations       (8,653,000)  (6,844,000)  (19,514,000)  (25,490,000)

Interest and
 other income,
 net                 304,000      378,000       978,000     1,404,000
Interest expense      (4,000)      (7,000)       (7,000)      (10,000)
Equity interest
 in loss of joint
 venture             (55,000)    (148,000)     (302,000)     (196,000)
                 ------------ ------------ ------------- -------------
   Loss from
    Continuing
    operations
    before income
    taxes         (8,408,000)  (6,621,000)  (18,845,000)  (24,292,000)
Provision for
 income taxes         (9,000)    (146,000)      (28,000)     (159,000)
                 ------------ ------------ ------------- -------------
   Loss from
    Continuing
    operations    (8,417,000)  (6,767,000)  (18,873,000)  (24,451,000)
   Income (loss)
    from
    discontinued
    operations     4,884,000      257,000     5,125,000    (3,810,000)

                 ------------ ------------ ------------- -------------
Net loss         $(3,533,000) $(6,510,000) $(13,748,000) $(28,261,000)
                 ============ ============ ============= =============

  Basic and
   diluted net
   loss per share
   from
   continuing
   operations         $(0.10)      $(0.08)       $(0.22)       $(0.29)
  Basic and
   diluted net
   income (loss)
   per share from
   discontinuing
   operations          $0.06        $0.00         $0.06        $(0.04)
                 ------------ ------------ ------------- -------------
       Basic and
        diluted
        net loss
        per share     $(0.04)      $(0.08)       $(0.16)       $(0.33)
                 ============ ============ ============= =============
 Weighted average
  common shares
  used in basic
  and diluted net
  loss per share
  computation     86,645,000   85,393,000    86,267,000    85,103,000
                 ============ ============ ============= =============

(a) For the three months ended March 31, 2004 and 2003 the costs of product revenues contains a charge for inventory reserves of $2,594,000 and $176,000 respectively. For the nine months ended March 31, 2004 and 2003, the costs of product revenues contains a charge for inventory reserves of $3,315,000 and $2,245,000 respectively.

    Due to a change in inventory policy, the current quarter inventory reserves for the three months ended March 31, 2004 is approximately $2.3 million higher than anticipated in succeeding quarters.


    CONTACT: Identix Incorporated, Minnetonka
             Investor Relations:
             Damon Wright, 952-979-8485
             damon.wright@identix.com